Registration No. 333-173685

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

-----------------------

Pre-Effective Amendment No. 2 to Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

-----------------------

1ST FRANKLIN FINANCIAL CORPORATION

6141
A Georgia Corporation	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer No. 58-0521233

135 East Tugalo Street Post Office Box 880 Toccoa, Georgia 30577 (706) 886-7571 -----------------------
Agent for Service: A. Roger Guimond 135 East Tugalo Street Post Office Box 880 Toccoa, Georgia 30577 (706) 886-7571		Copy To: Mark L. Hanson, Esq. Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309 (404) 581-3939

-----------------------

Approximate date of commencement of proposed sale to the public:  From time to time commencing as soon as possible after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  (  )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    (  )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    (  )

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ___	Accelerated Filer ___
Non Accelerated Filer X	Smaller Reporting Company ___

-----------------------

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2011

Registration fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission,

2

1ST FRANKLIN FINANCIAL CORPORATION

$800,000,000 SENIOR DEMAND NOTES

_________________________________________________

1st Franklin Financial Corporation is offering to sell Senior Demand Notes on a continuous basis.  The Senior Demand Notes will have the following principal terms and features:

•

General:  The Senior Demand Notes will be senior, unsecured obligations of the Company and will be issued under an Indenture between us and U.S. Bank National Association, as trustee.

•

Principal amount: The principal amount of each Senior Demand Note held by an investor at any time will be equal to all amounts invested in such Senior Demand Note, together with accrued and unpaid interest, less redemptions.

•

Denominations: Senior Demand Notes will be issued and sold in initial denominations of $25.00 or more, and in any amounts thereafter.

•

Redemption:  Senior Demand Notes are payable or redeemable at any time upon request.  We will honor partial redemption requests for redemption so long as the remaining outstanding balance is at least $1.00.  In certain instances, a holder of Senior Demand Notes can redeem all or a part of his or her Senior Demand Notes by writing checks against such balances.

•

Interest rate: The interest rate payable on Senior Demand Notes will be a variable rate, compounded daily, and will depend upon a holder’s then-current daily balance of Senior Demand Notes.  We may establish, in our discretion, separate interest rates for Senior Demand Notes with daily balances from $1.00 to $2,499.99; $2,500.00 to $9,999.99; $10,000.00 to $49,999.99; $50,000.00 to $99,999.99; and $100,000.00 and over.

o

When an interest rate is established for each range of balances, it will become effective for and applied to all Senior Demand Notes with a current daily balance within that range, whether existing or newly issued.  These interest rates may be the same or different for each range of balances, and we may increase or decrease the interest rate for any range independently of the others without notice after the date of investment. A holder of Senior Demand Notes will not be expressly notified of changes in any applicable interest rate; then-current interest rates will be available by calling or visiting our executive offices, or on our website.

•

Maturity: The Senior Demand Notes will have no stated maturity.  They will be payable in whole or in part at any time upon the request of a holder, and will be callable by the Company upon written notice at any time without premium.

We will publish the most recently determined and then applicable interest rate for each balance range in a newspaper of general circulation in Toccoa, Georgia, the location of the Company’s principal place of business, and on our web site at http://www.1ffc.com.  The information on our website is not a part of, or incorporated by reference into, this prospectus.  You can also obtain a list of the most recently determined interest rates by calling or visiting our executive offices in Toccoa, Georgia.  A prospectus supplement setting forth the most recently determined interest rates will be filed with the SEC, as appropriate.

We are offering the Senior Demand Notes without an underwriter.  We cannot assure you that all or any portion of the Senior Demand Notes we are offering will be sold.  We are offering the Senior Demand Notes on a continuous basis, until such time as all of the Senior Demand Notes being offered hereunder have been sold, or until the registration statement relating hereto ceases to be effective with the SEC.  We do not have to sell any minimum or maximum amount of Senior Demand Notes to accept and use the proceeds of this offering.  Proceeds from the sale of the Senior Demand Notes will be placed in our general treasury when received.  We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust or similar account.  Therefore, you cannot be guaranteed of the return of your investment.  The Senior Demand Notes are not listed on any securities exchange and there is no public trading market for the Senior Demand Notes.  We have the right to reject any subscription for Senior Demand Notes, in whole or in part, for any reason.

You should read this prospectus and any applicable prospectus supplement carefully before you decide whether to invest in Senior Demand Notes.

Investing in Senior Demand Notes involves risks.  See “Risk Factors” beginning on page 8 for a description of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Senior Demand Notes, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

1st FRANKLIN FINANCIAL CORPORATION IS NOT A BANK.  THE SENIOR DEMAND NOTES ARE NOT BANK DEPOSITS OR SIMILAR OBLIGATIONS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE SECURITIES INVESTOR PROTECTION CORPORATION OR ANY OTHER FEDERAL OR STATE AGENCY.

The Trustee has not provided or approved any information in this prospectus, takes no responsibility for any information contained in this prospectus and makes no representations as to the contents of this prospectus.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Company (2)
Per Senior Demand Note	100%	None	100%
Total	$800,000,000	None	$800,000,000

(1)

The Senior Demand Notes are not being offered or sold pursuant to any underwriting or similar agreement, and no commissions or other remuneration will be paid in connection with their sale.  The Senior Demand Notes will be sold at face value.

(2)

Before deduction of our expenses, estimated at $148,480.

SUBJECT TO COMPLETION.  THE DATE OF THIS PROSPECTUS IS _______ __, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with any different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus or the date the documents incorporated by reference were filed with the SEC.  We are offering to sell, and seeking offers to buy, the securities registered by this prospectus only in jurisdictions where these offers and sales are permitted.

TABLE OF CONTENTS

Prospectus Summary	4
Risk Factors	7
Ratios of Earnings to Fixed Charges	9
Use of Proceeds	9
Plan of Distribution	9
Forward-Looking Information	9
Description of the Senior Demand Notes	10
Legal Matters	15
Experts	15
Where You Can Find More Information	15
Incorporation of Certain Information by Reference	16
Reports to Security Holders	16

PROSPECTUS SUMMARY

The following summary highlights some of the information from this prospectus and may not contain all of the information that may be important to you.  Before deciding whether to invest in Senior Demand Notes, you should read the entire prospectus, and the information that is incorporated by reference into the prospectus, carefully.

1st FRANKLIN FINANCIAL CORPORATION

1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in making consumer loans to individuals in relatively small amounts for short periods of time. Other lending activities include the purchase of sales finance contracts from dealers and the making of first and second mortgage loans on real estate to homeowners.  As of March 31, 2011, our business was operated through a network of 252 branch offices located in Alabama, Georgia, Louisiana, Mississippi, South Carolina and Tennessee.  Three additional offices have been opened subsequent to March 31, 2011.

We fund our loans through a combination of the issuance of short and longer-term debt securities, including Senior Demand Notes and our variable rate subordinated debentures, as well as with borrowings from time to time under our revolving credit facility.  Our credit facility provides for unsecured borrowings of up to $100.0 million, or a lesser amount as determined based on our then-applicable borrowing base (as defined in our credit agreement).  As of March 31, 2011, we had $100.0 million in availability under our credit facility.  This credit facility expires on September 11, 2013.

We also offer optional credit insurance coverage to our customers when making a loan.  This coverage may include credit life insurance, credit accident and health insurance, and/or credit property insurance. Customers may request credit life insurance coverage to help assure any outstanding loan balance is repaid if the customer dies before the loan is repaid, or they may request credit accident and health coverage to help continue loan payments if the customer becomes sick or disabled for an extended period of time.  Customers may also choose credit property coverage to protect the value of loan collateral against damage, theft or destruction.  We write these various insurance products as an agent for a non-affiliated insurance company.  Under various agreements, our wholly-owned insurance subsidiaries reinsure the insurance coverage on our customers written on behalf of this non-affiliated insurance company.

1st FRANKLIN FINANCIAL CORPORATION IS NOT A BANK.  THE SENIOR DEMAND NOTES ARE NOT BANK DEPOSITS OR SIMILAR OBLIGATIONS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE SECURITIES INVESTOR PROTECTION CORPORATION OR ANY OTHER FEDERAL OR STATE AGENCY.

Our principal executive office is located at 135 East Tugalo Street, Toccoa, Georgia 30577, and our phone number at that address is (706) 886-7571 or (800) 282-0709 (within Georgia) or (800) 700-7943 (outside of Georgia).

SUMMARY DESCRIPTION OF THE SENIOR DEMAND NOTES

Securities Offered	We are offering to sell up to $800,000,000 in aggregate principal amount of our Senior Demand Notes.
Denominations	Senior Demand Notes will be issued and sold in initial denominations of $25.00 or more, and in any amounts thereafter.
Principal Amount	The principal amount of each Senior Demand Note held by an investor at any time will be equal to all amounts invested in such Senior Demand Note, together with accrued interest, less redemptions.
Maturity	Senior Demand Notes will have no stated maturity. They will be payable upon demand of the holder.

Interest Rate

The interest rate will be a variable rate, compounded daily and set from time to time by us.  The interest rate may be, but is not required to be, different for each range of balances of Senior Demand Notes.  The interest rate may vary based on the holder’s daily balance of his/her Senior Demand Notes within the following ranges: $1.00 to $2,499.99; $2,500.00 to $9,999.99; $10,000.00 to $49,999.99; $50,000.00 to $99,999.99; and $100,000.00 and over.

Compound Interest	Interest is compounded daily. Examples of annualized effective yields for daily compounded rates are set forth below:
	Example Nominal Rates	Effective Annual Rates
	2.50%	2.53%
	2.75	2.79
	3.00	3.05
	3.25	3.30
	3.50	3.56
	3.75	3.82
	4.00	4.08
	4.50	4.60
	5.00	5.13

These are only examples of interest rates.  The actual rate of interest payable on a Senior Demand Note may differ, and may be higher or lower, depending on the balance thereof and the rates determined by us, in our discretion, from time to time.

Interest Rate Adjustment

The interest rate may be, but is not required to be, different for each range of balances of Senior Demand Notes.  When we periodically establish an interest rate for a range of balances, it becomes effective for all Senior Demand Notes in that range of balances, whether existing or newly issued.  The interest rate on a Senior Demand Note may also change if the daily current balance of Senior Demand Notes owned by a holder changes to a different range of balances.

Notification of Interest Rate Adjustment

A holder of Senior Demand Notes will not be expressly notified of changes in any applicable interest rate; then-current interest rates will be available by calling or visiting our executive offices, or on our website.  We will also file a notice of any interest rate change with the SEC in a prospectus supplement, as appropriate.

Redemption by Holder

Senior Demand Notes are payable or redeemable at any time upon request.  We will honor partial redemption requests so long as the remaining outstanding balance is at least $1.00.  Redemptions can be requested in person or by mail at our executive office, by electronic means or by use of the check redemption option described below.

Check Redemption Option	In certain instances, a holder of Senior Demand Notes can redeem all or a part of his or her Senior Demand Notes by writing checks against such balance.
Minimum Balance Requirement to Utilize Check Redemption Option

The check redemption option is only available to holders of Senior Demand Notes who maintain a minimum balance invested with us (in Senior Demand Notes or other of our securities) of $500.00.  If and when a holder’s aggregate balance falls below $500.00, we may suspend his or her check writing privileges.

Check Writing and Senior Demand Note Redemptions

Checks may be written in any amount and made payable to anyone, subject to the minimum balance limitation.  Each honored check is considered to be a Senior Demand Note redemption in an amount equal to that paid by the check.

Checks that Exceed the Senior Demand Note Balance or Would Reduce the Aggregate Invested Balance Below $500.00

If a check is presented to us for payment and it either exceeds the balance of a holder’s Senior Demand Notes or would reduce the holder’s aggregate invested balance with us below $500.00, it may be returned unpaid.  If this occurs, the holder will be assessed a return charge.

Redemption by 1st Franklin

1st Franklin may redeem the Senior Demand Notes at any time upon at least 30, but not more than 60, days’ written notice to the holder for a price equal to the principal amount of the Senior Demand Notes plus accrued and unpaid interest up to the date of redemption.

Form of Investment	Senior Demand Notes may be purchased by cash, check or electronic transfer.
Trustee	Senior Demand Notes will be issued under an indenture between us and U.S. Bank National Association, as Trustee.

SUMMARY SELECTED FINANCIAL INFORMATION

The tables below set forth certain summary selected consolidated financial data of 1st Franklin.  This information is only a summary and you should read it together with 1st Franklin’s consolidated historical financial statements and the related notes contained in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly report on Form 10-Q for the quarter ended March 31, 2011, each of which is incorporated by reference in this prospectus.  Our historical results and financial condition are not necessarily indicative of our results or financial condition to be expected in the future.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands)
Selected Income Statement Data:
Revenues:
Interest	$27,347	$25,450	$103,150	$99,337	$98,212	$91,415	$81,625
Insurance	9,427	8,934	36,521	35,375	35,191	33,799	31,256
Other	1,203	977	5,790	5,134	5,207	5,083	2,161

Net Interest Income	24,403	22,162	90,711	85,655	83,484	75,669	69,632
Interest Expense	2,943	3,288	12,439	13,682	14,728	15,746	11,994
Provision for Loan Losses	4,558	5,603	20,907	29,302	25,725	21,434	19,109
Income Before Income Taxes	7,941	4,673	23,423	11,050	13,761	15,754	11,023
Net Income	7,288	4,074	20,683	8,373	10,665	12,205	7,672

	As of March 31,		As of December 31,
	2011	2010	2010	2009	2008	2007	2006
	(In thousands)
Selected Balance Sheet Data:
Net Loans	$279.1	$260.6	$294,974	$279,093	$285,580	$276,655	$249,862
Total Assets	429.0	387.4	422,064	396,425	389,422	402,454	362,567
Senior Debt	218.8	179.7	208,492	186,849	169,672	182,373	181,474
Subordinated Debt	56.3	71.3	59,780	74,884	86,605	91,966	67,190
Stockholders’ Equity	138.6	120.8	132,710	117,115	116,236	109,841	98,365

As of March 31,	As of December 31,
2011	2010	2009	2008	2007	2006

Other Data:
Ratio of Earnings to Fixed Charges	3.37	2.67	1.72	1.86	1.92	1.83
Ratio of Total Liabilities To Stockholders’ Equity	2.09	2.18	2.38	2.35	2.66	2.69

RISK FACTORS

The risks described below set forth known material risks of investing in Senior Demand Notes.  You should carefully consider the risks described below, as well as the other information in this prospectus or incorporated by reference into this prospectus, in particular the risk factors relating to the Company included and discussed in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly report on Form 10-Q for the quarter ended March 31, 2011, each of which is incorporated herein by reference, before deciding whether to invest in Senior Demand Notes.  If any of the situations described in any of these risks actually occur, or if any risks or uncertainties not presently known to us arises or occurs, our business, financial condition or results of operations could be materially adversely affected. In any of these events, you may lose part or all of your investment.

RISK FACTORS RELATING TO THE SENIOR DEMAND NOTES

The Senior Demand Notes may not be a suitable investment for you.

The Senior Demand Notes may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to deciding whether to invest in Senior Demand Notes.  The characteristics of the Senior Demand Notes, including the features and variable interest rate, may not satisfy your investment objectives.  The Senior Demand Notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors.  Before deciding whether to invest in Senior Demand Notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the Senior Demand Notes in relation to your other investment holdings and the diversity of those holdings.

Because the Senior Demand Notes will have no sinking fund, security, insurance or guarantee, you may lose all or part of your investment in the Senior Demand Notes if we do not have enough cash to pay the Senior Demand Notes.

There is no sinking fund, security, insurance or guarantee of our obligation to make payments on the Senior Demand Notes.  The Senior Demand Notes are not secured by any of our assets.  We will not contribute funds to a separate account, commonly known as a sinking fund, to make any interest or principal payments on the Senior Demand Notes.  The Senior Demand Notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other federal or state agency.  Therefore, if you invest in the Senior Demand Notes, you will have to rely only on our cash flow from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due. If our cash flow from operations and other sources of funds are not sufficient to pay the Senior Demand Notes, then you may lose all or part of your investment.

The Senior Demand Notes will be effectively subordinated to any secured indebtedness.

The Senior Demand Notes are unsecured, and therefore are effectively subordinated to any secured debt we may issue in the future to the extent of the value of the assets securing such indebtedness.  While we do not presently have any secured indebtedness outstanding, the Senior Demand Notes do not place any restrictions on our ability to incur any such indebtedness.  In the event we become subject to a bankruptcy, liquidation, dissolution, reorganization or similar preceding, the holders of any secured indebtedness would be entitled to proceed against the collateral that secures the secured indebtedness, and that collateral, to the extent not sufficient to provide for the repayment of all such secured indebtedness may not be available for satisfaction of any amounts owed under the Senior Demand Notes.

If we incur indebtedness that is secured or substantially more indebtedness that is equal in priority with respect to the right of repayment to the Senior Demand Notes, our ability to repay the Senior Demand Notes may be impaired.

As of March 31, 2011 we had no indebtedness outstanding on a secured basis with a higher priority with respect to right of repayment to the Senior Demand Notes.  Also at March 31, 2011 we had $176.8 million in indebtedness outstanding that was equal in priority with respect to the right of repayment to the Senior Demand Notes.  Subject to any limitations that may be contained in any credit agreements or indentures that we may be party to from time to time, we may also incur substantial additional indebtedness, some or all of which may be secured by our assets.  This indebtedness may be secured or be equal in payment preference to the Senior Demand Notes. If we incur additional indebtedness, it may become more difficult to meet our repayment obligations, and the risks to holders of Senior Demand Notes could increase.

Our management has broad discretion over the use of proceeds from this offering.

We will place the proceeds from this offering of Senior Demand Notes, when received, in our general treasury.  We expect to use the proceeds from this offering for general corporate purposes, which may include the repayment of indebtedness under any credit facility to which we are, or become, a party, or our variable rate senior and subordinated debt incurred from time to time, as any of it becomes due.  Because no specific allocation of the proceeds can be or has been made, our management will have broad discretion in determining how the proceeds of the offering will be used.

Because there are only limited restrictions on our activities under the indenture governing the Senior Demand Notes, you will have only limited protections.

In comparison to the restrictive covenants that are imposed on us by our existing credit agreement and that we expect would be imposed on us by any credit facility we may enter into in the future, the indenture that governs the Senior Demand Notes contains only relatively minimal restrictions on our activities.  Because there are only very limited restrictions and limited events of default under the indenture, we will not be restricted thereunder from, among other activities, issuing additional debt that may be secured or share ratably in right of repayment to the Senior Demand Notes.  In either event, you may have more difficulty recovering part or all of your investment.  Further, if we default on any payment on the Senior Demand Notes or otherwise under the indenture, you will likely have to rely on the Trustee to exercise remedies on your behalf under the terms of the indenture.  You may not be able to seek remedies against us directly.

Because we may redeem the Senior Demand Notes at any time, you may be subject to reinvestment risk.

We have the right to redeem any Senior Demand Note at any time upon at least 30 days’ written notice to you.  The Senior Demand Notes would be redeemed at 100% of the principal amount plus accrued but unpaid interest up to the redemption date.  Any such redemption may have the effect of reducing the income or return on investment that you would otherwise expect to receive on an investment in the Senior Demand Notes.  If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Senior Demand Notes.

No public market exists in which to transfer Senior Demand Notes.

An investor may redeem any or all of his or her Senior Demand Notes as described in this prospectus.  However, no public trading or secondary market for the Senior Demand Notes currently exists, or ever will exist, and, consequently, there is no public market to provide liquidity for any sale or transfer of, or to provide any valuation to help investors evaluate the appropriateness of the interest rates offered in light of the risks to be assumed in connection with an investment in the Senior Demand Notes.

RATIOS OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratios of earnings to fixed charges below, we calculated earnings by adding fixed charges to income before income taxes.  Fixed charges consist of the interest on our indebtedness and the amount which we believe is representative of the interest factor component of our rent expense.

March 31,	December 31,
2011	2010	2009	2008	2007	2006
3.37	2.67	1.72	1.86	1.92	1.83

USE OF PROCEEDS

We do not have to sell any minimum amount of Senior Demand Notes to accept or use the proceeds therefrom.  Net proceeds from sales of the Senior Demand Notes, after payment of applicable expenses, will be placed in our general treasury.  No segregation of proceeds will be made, but we expect to use the net proceeds for general corporate purposes, which may include the repayment or redemption, from time to time, of outstanding senior or subordinated debt securities as those securities mature or as such debtholders otherwise request redemption.  Our senior debt includes amounts that may be outstanding from time to time under our revolving credit facility, which may include any replacement facility.  Our subordinated securities are variable rate subordinated debentures, which are offered and sold from time to time in varying principal amounts and at various interest rates.  We cannot presently estimate the amount of proceeds that will be used to make mandatory redemption payments, as this will vary depending upon, among other things, the amount of securities outstanding, the maturity dates and applicable interest rates, which vary from time to time, and related investor decisions outside of our control.  Any proceeds not used for redemptions or repayments as described above may be used to make consumer finance loans in the ordinary course of our business, to repay interest or principal on bank borrowings outstanding at any time, to repay other debts outstanding as those amounts come due, and for other general operating purposes.

PLAN OF DISTRIBUTION

The Senior Demand Notes will be offered directly to the public by us.  No selling commissions or other remuneration will be paid directly or indirectly to any of our officers, directors or employees in connection with the sale of the Senior Demand Notes.  All proceeds from sales of Senior Demand Notes will be placed in our general treasury as sales are made, with no minimum sales requirement, as described in the “Use of Proceeds” section of this prospectus.  We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust or similar account.  All offering expenses, including registration fees, printing, advertising, postage and professional fees, will be paid by us.

There is no assurance that any or all of the Senior Demand Notes offered by this prospectus will be sold.  This offering, however, is not made contingent upon any minimum or maximum amount of Senior Demand Notes being sold.

The Senior Demand Notes will be sold and redeemed at our executive office located at 135 East Tugalo Street, Post Office Box 880, Toccoa, Georgia 30577.  The telephone number is (706) 886-7571 or (800) 282-0709 (within Georgia) or (800) 700-7943 (outside of Georgia).

FORWARD-LOOKING INFORMATION

This prospectus, and the information incorporated by reference in it, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Such forward-looking statements may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Such factors include, but are not limited to, the known risks we face that are described in the “Risk Factors” section of this prospectus and in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly report on Form 10-Q for the quarter ended March 31, 2011, each of which is incorporated by reference in this prospectus, and as otherwise may be described in our periodic reports that we file with the SEC from time to time. If any of the events described in the “Risk Factors” section or included elsewhere or incorporated by reference into this prospectus occur, they could impact our ability to pay the interest and principal on the Senior Demand Notes, as well as have an adverse effect on our business, financial condition and results of operations.  We undertake no obligation to update any forward-looking statements.

DESCRIPTION OF THE SENIOR DEMAND NOTES

General

The Senior Demand Notes we are offering will be senior, unsecured debt obligations of 1st Franklin.  The Senior Demand Notes will be issued under an Indenture, dated as of April 3, 2008, between us and U.S. Bank National Association, as Trustee.  The terms and conditions of the Senior Demand Notes include those set out in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.  The following is a summary of the material provisions of the Senior Demand Notes and the Indenture.  For a complete understanding of the Senior Demand Notes, you should review the definitive terms and conditions contained in the Indenture, which include definitions of certain terms used below.  A copy of the form of Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and is available from us at no charge upon request.

The Senior Demand Notes are direct obligations of 1st Franklin, but are not secured by any collateral or lien.  The Senior Demand Notes will be identical except for the issue date and interest rate.  The Senior Demand Notes have no stated maturity, will not be subject to any sinking fund and will be payable or redeemable at the option of the holder thereof at any time as described below.  The Senior Demand Notes will rank equally and ratably with all of our other senior, unsecured indebtedness.

In addition, the Senior Demand Notes are not bank certificates of deposit and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”), the Securities Investor Protection Corporation (the “SPIC”) or any other federal or state agency or company. Investors must rely solely on our ability to repay the obligations under the Senior Demand Notes.

Sale and Issuance

All funds you invest in Senior Demand Notes, together with all accrued interest, and any redemptions, will be recorded on a register maintained by us or the Trustee.  We will act as registrar and paying agent unless otherwise designated.

Senior Demand Notes will be issued and sold in initial denominations of $25.00 or more, and in any amounts thereafter, and will be dated the date of purchase.  We may, at our discretion, limit the maximum amount any investor or related investors may maintain in outstanding Senior Demand Notes at any one time.

Principal Amount

The principal amount of each Senior Demand Note held by an investor at any time will be equal to all amounts invested in such Senior Demand Note, together with accrued interest, less redemptions.

Interest

The interest rate payable on any Senior Demand Note will be a variable rate, compounded daily.  We may establish, from time to time, separate interest rates for the following ranges: from $1.00 to $2,499.99; $2,500.00 to $9,999.99; $10,000.00 to $49,999.99; $50,000.00 to $99,999.99; and $100,000.00 and over.  Interest rate determinations are made by management after evaluation of market conditions for investments with similar characteristics, such as investment amount, redemption rights and risk profile.  When an interest rate is established for each range of balances, it will become effective for and applied to all Senior Demand Notes within that range, whether existing or newly issued.  These interest rates may, but are not required to be, different for each range of balances, and we may increase or decrease the interest rate for any range independently of the others without express notice to holders after the date of investment.  The interest rate on any Senior Demand Note may also change if the daily balance of that Senior Demand Note changes to a different range of balances.

A holder of Senior Demand Notes will not be expressly notified of changes from time to time in the interest rates.  The interest rates being paid on the Senior Demand Notes at any time may be obtained by calling or visiting our executive offices or by logging onto our website at http://www.1ffc.com.  The information on our website is not a part of, or incorporated by reference into, this prospectus.  We will also publish the most recently determined and then applicable interest rate for each balance range weekly in a newspaper of general circulation in Toccoa, Georgia, the location of the Company’s principal place of business.  We will also file a notice of any interest rate change with the SEC in a supplement to this prospectus, as appropriate.

How to Invest

General.  You may invest in Senior Demand Notes during normal business hours at our executive offices in Toccoa, Georgia, by cash, check or electronic transfer.  Each investment in Senior Demand Notes must be accompanied by properly completed investment documentation.  The minimum initial amount which you may invest is $25.00.  There is no required minimum amount for subsequent investments.  All investments must be made in U.S. dollars.  Investments in Senior Demand Notes may be made individually, jointly or as custodial or trust investments and may be made by individuals, corporations, partnerships, firms or associations, provided that in each case the investor meets certain requirements.

Investments by Cash.  You may invest in Senior Demand Notes by delivering cash to us at our executive offices located at 135 East Tugalo Street, Toccoa, Georgia 30577.

Investments by Check.  You may invest in Senior Demand Notes by check delivered to our executive offices located at 135 East Tugalo Street, Toccoa, Georgia 30577.  Checks must be drawn in U.S. dollars on a U.S. bank.

Investments by Electronic Transfer.  You may invest in Senior Demand Notes by wire transfer or automated clearing house transfer of funds to 1st Franklin Financial Corporation’s account at Community Bank and Trust.  For all investments through these electronic transfers, the transfer instructions must include the name “1st Franklin Financial Corporation, Senior Demand Notes” and your name, address, and investment number.

Investments in Senior Demand Notes made with cash begin to accrue interest as of the date the investment is made at our executive offices.  Investments made by check begin to accrue interest the first business day after the date of receipt at our executive offices.  Investments made by electronic transfer will be invested in Senior Demand Notes, and will begin accruing interest, on the day credited to the account of 1st Franklin Financial Corporation.  Transferring funds electronically by means other than wire transfer or automated clearing house transfer may result in a delay in crediting the investment to your Senior Demand Note investment account.  Neither we nor Community Bank & Trust, a division of South Carolina Bank & Trust NA (“Community Bank & Trust”) will be responsible for delays in funds transfer systems.

We reserve the right to reject any investment application and return the funds to a potential investor for any reason, including if any of the foregoing investments are not preceded or accompanied by documentation satisfactory to us to establish that the potential investor meets any applicable eligibility criteria.  Copies of this documentation are available at our executive offices, or you can request that it be sent to you by calling us at (706) 886-7571 or (800) 282-0709 (within Georgia) or (800) 700-7943 (outside of Georgia).

Redemption by the Holder

Subject to any limitations described in “Subordination” below, we will redeem any Senior Demand Notes upon request of a holder in an amount up to the outstanding principal balance plus any unpaid interest at the time of redemption.  We will also make partial redemptions as long as the balance remaining on any Senior Demand Notes is at least $1.00.  All redemption requests must be made either in person, by mail, or by electronic means to, our executive offices or by the check redemption option as described below.  Redemption requests made in person or by mail must be accompanied by properly completed documentation.

Check and Electronic Redemption Options

At the option of a holder of Senior Demand Notes, the holder may redeem Senior Demand Notes by writing checks, or by electronic means, drawn against the holder’s Senior Demand Note balance and payable through Community Bank & Trust.  The check and electronic redemption options are available only to those persons who maintain a minimum investment balance with us of $500.00 or more.  This investment may be maintained in Senior Demand Notes and/or any other of our debt securities.  If at any time this minimum required balance declines to less than $500.00, all check writing and electronic redemption privileges and other services related to these redemption options may be immediately suspended by us until the balance equals or exceeds $500.00.

A Senior Demand Note holder who elects the check redemption option will receive an initial supply of blank checks from us at no charge.  Permanent checks must be purchased by the holder at his expense from a check supplier of the holder’s choice.  Checks may be used at any time and made payable to anyone for any amount, subject to the $500.00 minimum balance requirement.  Each check is considered to be a Senior Demand Note redemption in an amount equal to the amount of the check paid.  Subject to a service charge, a holder may stop payment of a check by timely notifying us in writing, but we are not liable for failure to stop any payment.

Checks which are presented to us for payment and which exceed the holder’s Senior Demand Note balance or which would reduce that holder’s minimum balance below $500.00 may be returned unpaid by us, and the holder will be assessed a returned check service fee.

A Senior Demand Note holder who elects the check redemption option also has the option to enter into a separate Overdraft Protection Agreement, Security Agreement and Assignment.  Under this agreement, a holder of Senior Demand Notes assigns debt securities to us as collateral for overdraft payments.  We will then pay any overdrafts to the extent of the protection amount set out in this agreement.  This agreement contains customary fees for this service.  Amounts paid by us under this agreement are loans and are subject to repayment with interest, as well as other finance charges described in such agreement.

To use the check redemption option, a holder must enter into a Senior Demand Note Check Redemption Agreement with us.  This agreement sets forth the provisions and charges associated with the check redemption option.  A copy of this agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and is  available from us at no charge upon request.  Either the Senior Demand Note holder or the Company may terminate this agreement at any time.  Additionally, any of the terms of this agreement may be amended by us upon 30 days’ prior written notice.  Upon termination of this agreement, a Senior Demand Note holder may continue to redeem Senior Demand Notes in person or by mail as provided above without penalty.  The Senior Demand Note holder, however, will remain liable for any unpaid checks or other charges in connection with this agreement.

If Senior Demand Notes are held jointly by more than one owner, only one holder whose name appears on the investment register must sign a redemption check unless otherwise specified on the investment application or subsequent written request and so indicated on the checks.  The amount of the Senior Demand Notes to be redeemed by check will continue accruing interest until the redemption check is presented for payment.

The check and electronic redemption options are optional redemption methods for redeeming the Senior Demand Notes.  See “Redemption by the Holder.”  These options are strictly at the request of the holder and do not change any of the terms or provisions of the Senior Demand Notes as described herein.  The Senior Demand Notes, including those redeemed under these options, are not bank deposits or bank obligations and are not insured by the FDIC, the SIPC, or any other federal or state agency.

Redemption by the Company

We can call the Senior Demand Notes as a whole, or individually, for redemption at any time at a price equal to the principal amount plus any unpaid interest thereon at the time of redemption.  Notice of such redemption will be given by mail to the holder not less than 30 nor more than 60 days prior to the date fixed for redemption.

Account Fees and Charges

Any fees and expenses associated with the Senior Demand Notes, and the check redemption option, will be deducted from a Senior Demand Note holder’s balance and will be treated as a redemption of the corresponding amount of Senior Demand Notes.  Any fees and charges will appear on the appropriate account statement.  See “Statements to Holders”.

Statements to Holders

Either we or the Trustee will maintain a register of each holder’s investments in Senior Demand Notes.  We will maintain the register unless otherwise designated.  The principal amount of each Senior Demand Note at any time is equal to all amounts invested in such Senior Demand Note, together with accrued interest, less redemptions.  We will send to each holder, at least quarterly, a statement showing the holder’s Senior Demand Note balance as it appears on our books.  Such statement will contain a summary of all transactions relating to that holder’s Senior Demand Notes during the applicable period, including beginning and ending aggregate principal amounts, accrued interest and redemptions.  Holders who have elected to use the Check Redemption Option will receive a monthly statement listing all checks paid during the month and setting forth check numbers, amounts, dates of payments and any other transactions, such as additional investments, interest earned and service charges which were posted in the investor’s account during the month.

Canceled checks are not returned to the holder.  Investors may request laser image copies of canceled checks to be included with their monthly statements for a nominal fee.  Microfilm copies and/or laser stored images of canceled checks will be retained by us and, upon payment of any applicable copy charge, a holder may obtain a copy of any individual check at any time.

Subordination

Payment of the principal and interest on the Senior Demand Notes is subordinate in right of payment to all of our secured debt to the extent of the value of the assets securing such indebtedness.  The term “secured debt” means all of our indebtedness outstanding at any time that by its terms is secured by various assets.  At March 31, 2011, we had no secured debt outstanding, and the Indenture does not restrict our right to increase our secured debt in the future.  No sinking fund will be established to provide for payments on the Senior Demand Notes.

In the event that the Senior Demand Notes are declared due and payable because of a default under the Indenture, a holder of a Senior Demand Note will be entitled to payment only after all principal and interest on all secured debt has been paid, to the extent of the value of the assets securing such indebtedness.  Likewise, in the event of our insolvency, bankruptcy or liquidation, or other similar proceeding relating to 1st Franklin or to its creditors, as such, or to our property, or in the event of any dissolution or other winding up, whether or not involving insolvency or bankruptcy, then the holders of any secured debt would be entitled to receive payment in full of all principal and interest due to them, to the extent of the value of the assets securing such indebtedness, before the holders of the Senior Demand Notes would be entitled to receive any payments.

Indenture and Trustee

The Senior Demand Notes will be issued under an Indenture, dated April 3, 2008, between us and U.S. Bank National Association, as Trustee.  A copy of the form of this Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and statements in this prospectus relating to the Senior Demand Notes are subject to the detailed provisions of the Indenture.  Whenever any particular section of the

Indenture or any term used in it is referred to, the statement in connection with which such reference is made is qualified in its entirety by such reference.

Restrictions on Additional Debt

There are no restrictions in the Indenture against the issuance of additional securities or the incurrence of additional debt, including other senior debt or secured obligations.

Successors

The Indenture generally permits a consolidation or merger between us and another entity.  It also permits the transfer or lease by us of all or substantially all of our assets.  These transactions are permitted if:

•

the resulting or acquiring entity, if other than us, is a corporation and assumes all of our responsibilities and liabilities under the Senior Demand Notes and the Indenture; and

•

immediately after the transaction, and giving effect to the transaction, no event of default under the Indenture exists.

Modification of the Indenture

The Indenture contains provisions permitting 1st Franklin and the Trustee, with the consent of the holders of not less than two-thirds of the outstanding principal amount of Senior Demand Notes, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental Indenture or modifying in any manner the rights of the holders of such Senior Demand Notes; provided, however, that no such supplemental Indenture can do any of the following:

•

reduce the principal amount of any Senior Demand Note;

•

reduce the amount of Senior Demand Notes whose holders must consent to an amendment; or

•

make any changes regarding the Indenture that relate to a waiver of default, the rights of holders to receive payments, and the requirements of consent of the holders of Senior Demand Notes, in each case without the consent of the holder of each Senior Demand Note so affected.

We, along with the Trustee, may amend the Indenture to allow for the issuance of additional Senior Demand Notes without the consent of the holders of Senior Demand Notes.  There are no limitations as to the maximum amount of any increase or to the number of increases which may be made.

Events of Default and Notice Thereof

An event of default is generally defined by the Indenture to mean any of the following:

•

failure to pay principal or interest on any Senior Demand Note upon a request for redemption therefor, which failure continues for 30 days;

•

failure, after notice from the Trustee or from the holders of at least 25% in principal amount of the Senior Demand Notes, to observe or perform within 30 days any of the covenants contained in the Indenture or Senior Demand Notes; or

•

the occurrence of certain events of bankruptcy, insolvency or reorganization.

The Indenture provides that the Trustee will, within 90 days after the occurrence of any event of default, give the registered holders of Senior Demand Notes notice of any existing default known to the Trustee, but, except in case of a default in the payment of principal or interest, the Trustee may withhold such notice if and for so long as the Trustee in good faith determines that the withholding of such notice is in the interest of those holders.

Rights on Default

The Trustee, by notice to the Company, or the holders of at least 25% in principal amount of Senior Demand Notes, may declare the principal of and accrued but unpaid interest on all Senior Demand Notes due upon the happening of any of the events of default specified in the Indenture, but the holders of a majority of the outstanding principal amount of those Senior Demand Notes may waive any default and rescind such declaration if the default is cured within the 30 day period thereafter, except a default in the payment of the principal of or interest on any Senior Demand Note or a default on any other senior debt.  The holders of a majority of the outstanding principal amount of the Senior Demand Notes may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee, but the Trustee may decline to follow any direction that conflicts with law or any provision of the Indenture, or is unduly prejudicial to the rights of the other holders of Senior Demand Notes or would involve the Trustee in personal liability.  Holders may not institute any proceeding to enforce the Indenture unless the Trustee refuses to act for 60 days after request from the holders of at least 25% in principal amount of the Senior Demand Notes and during that 60 day period the holders of a majority in principal amount do not give the Trustee a direction inconsistent with the request, and tender to the Trustee of satisfactory indemnity.  Nevertheless, any holder may enforce the payment of the principal of and interest on that holder’s Senior Demand Notes upon a request therefor.

Concerning the Trustee

In addition to its agreement to serve as Trustee under the indenture, U.S. Bank National Association issues to us, and services, certain credit cards, on customary commercial terms and for which it receives customary fees.  The Trustee maintains its principal corporate trust office at 1349 West Peachtree Street, N.W., Suite 1050, Atlanta, Georgia 30309.

Evidence to be Furnished to the Trustee

The Indenture provides that, upon any application or request by us to the Trustee to act, we will provide the Trustee an officer’s certificate and an opinion of counsel stating that any necessary conditions precedent have been met and satisfactory indemnification as required has been provided.  Within 120 days after the end of each fiscal year, we are required to file with the Trustee an officer’s certificate stating whether or not, to the best knowledge of the signer, we are in default in the performance of any covenant, agreement or condition in the Indenture and, if so, specifying each such default and, with respect to each, the action taken or proposed to be taken by us to remedy such default.

LEGAL MATTERS

The validity of the issuance of the Senior Demand Notes being offered by this prospectus is being passed upon for us by Jones Day, Atlanta, Georgia.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.   Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, and other information, with the SEC.  You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference into this prospectus is an important part of this prospectus.  Specifically, we are incorporating by reference the following:

(a)

the Annual Report of the Company on Form 10-K for the year ended December 31, 2010, filed on March 29, 2011; and

(b)

the Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2011, filed on May 13, 2011.

Any statement contained in this prospectus or in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that any of the following modifies or supersedes such statement:

•

in the case of a statement in a previously filed document incorporated by reference in this prospectus, a statement contained in this prospectus; or

•

a statement contained in any prospectus supplement relating to the offering of Senior Demand Notes.

Any modified or superseded statement will not be deemed to constitute a part of this prospectus or any prospectus supplement, except as modified or superseded.  Except as provided by the above-mentioned exceptions, all information appearing in this prospectus and each prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Copies of documents incorporated by reference will be provided without charge upon request to our Corporate Secretary at 135 East Tugalo Street, Post Office Box 880, Toccoa, Georgia 30577, telephone number (706) 886-7571 or (800)-282-0709 (within Georgia) or (800) 700-7943 (outside of Georgia).  You can also access any or all of these filings free of charge at our website http://www.1ffc.com.  Information contained on our website does not constitute part of this prospectus, and you should rely only on the information contained, or specifically incorporated by reference, in this prospectus in deciding whether to invest in Senior Demand Notes.

REPORTS TO SECURITY HOLDERS

A copy of the above-mentioned annual report filed with the SEC is being delivered with this prospectus.  Additionally, we provide each security holder with our most recent annual report containing financial information that has been examined and reported upon, with an opinion expressed, by an independent registered public accounting firm.  We also provide each security holder with a copy of our most recent quarterly report, once filed with the SEC, containing certain unaudited financial and other information of the Company.  Each of these reports for the current year are also available on our web site at http://www.1ffc.com.  Information contained on our website does not constitute part of, and is not incorporated by reference into, this prospectus, and you should rely only on the information contained, or specifically incorporated by reference, in this prospectus in deciding whether to invest in Senior Demand Notes.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution

The expenses to be incurred in the issuance and distribution of the securities being registered hereby are estimated as follows:

Filing Fee - Securities and Exchange Commission	$ 92,880*
Sate Registration Fees	1,000
Legal Fees and Expenses	6,000
Accounting Fees	3,000
Printing Costs	10,400
Advertising	6,000
Trustee’s Fees	13,200
Postage and Miscellaneous	16,000
Total	$148,480

* Previously paid.

Item 14.

Indemnification of Directors and Officers

The bylaws of the registrant (the “Bylaws”) provide that the registrant will indemnify any officer, director, employee or agent of the registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action (other than an action by or in the right of the registrant) by reason of the fact that such person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action if such person acted in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, and had no reasonable cause to believe his conduct was unlawful.  The termination of any action by judgment, order, settlement or conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that a person did not act in a manner which he reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The Bylaws further provide that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the registrant to procure a judgment in its favor by reason of the fact such person was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant.  However, no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the registrant unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Any of the foregoing indemnification shall be made by the registrant only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because such person has met the applicable standard of conduct set forth in the Bylaws, unless otherwise ordered by a court.  Such determination will be made (i) by the board of directors of the registrant by a majority vote of a quorum consisting of directors who were not parties to such action, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of a majority of the shares of stock of the registrant entitled to vote thereon.

To the extent that any of the foregoing persons is successful on the merits or otherwise in the defense of an action, such person will be indemnified against expenses incurred by such person in connection therewith.

The registrant reserves the right to advance sums for the defense of any action in advance of the final disposition of such action provided that the registrant receives from the person requesting the advance an undertaking to repay any sums unless it is determined that such person is entitled to be indemnified as provided in the Bylaws.

The indemnification provided by the Bylaws is not exclusive of any other rights, in respect of indemnification or otherwise, to which those seeking indemnification may be entitled under any Bylaw or resolution approved by the affirmative vote of the holders of a majority of the shares of the registrant entitled to vote thereon taken at a meeting the notice of which specified that such Bylaw or resolution would be placed before the shareholders of the registrant.

The registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the Bylaws.

If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders of the registrant or by an insurance carrier pursuant to insurance maintained by the registrant, the registrant will, not later than the next annual meeting of shareholders (unless such meeting is held within three months from the date of such payment) and, in any event, within 15 months from the date of such payment, send by first class mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

Item 15.

Recent Sales of Unregistered Securities

In the ordinary course of its business and to assist in the funding of its day-to-day operations involving, primarily, the making of consumer loans and first and second mortgage loans, the registrant makes periodic sales of certain of its securities which are exempt from the registration provisions of the Securities Act of 1933 (the “Act”).  None of such sales in the past three years have involved, or have been made through, any underwriters, and all such sales were made by executive officers of the registrant.

Within the past three years, the registrant has offered and sold certain of its securities considered by the registrant to be commercial paper to investors meeting certain minimum investment qualifications pursuant to the exemption from the federal securities regulation requirements provided by Section 3(a)(3) of the Act.

During the previous three years, the registrant sold approximately $697.6 million of such securities.

Item 16.

Exhibits and Financial Statement Schedules

3.	(a)

Restated Articles of Incorporation of the registrant, as amended January 26, 1996 (incorporated herein by reference to Exhibit 3(a) to the registrant’s annual report on Form 10-K for the year ended December 31, 1995, filed with the SEC on April 1, 1996, File No. 002-27985).

(b)

Bylaws of the registrant (incorporated herein by reference to Exhibit 3(b) to the registrant’s annual report on Form 10-K for the year ended December 31, 1995, filed with the SEC on April 1, 1996, File No. 002-27985).

4.	(a)	Indenture by and between the Company and U.S. Bank National Association, dated April 3, 2008
	(b)	Form of Senior Demand Note
	(c)	Form of Overdraft Protection Agreement, Security Agreement and Assignment
	(d)	Form of Senior Demand Note Check Redemption Agreement
	(e)	Form of Check

5.	Opinion of Counsel Regarding Legality.*

10.	(a)

Loan and Security Agreement, dated September 11, 2009, by and among the Company and Wells Fargo Preferred Capital, Inc., as agent for lenders and a lender, and the other financial institutions from time to time party thereto (incorporated herein by reference to Exhibit 10.1 to Form 8-K dated September 17, 2009, filed with the SEC on September 17, 2009, File No. 002-27985).

(b)

First Amendment, dated November 3, 2009, to that certain Loan and Security Agreement dated as of September 11, 2009, by and among the Company, Wells Fargo Preferred Capital, Inc., as agent for lenders, and the other financial institutions from time to time party thereto (incorporated herein by reference to Exhibit 10.1 to Form 8-K dated November 5, 2009, filed with the SEC on November 5, 2009, File No. 002-27985).

(c)

Second Amendment, dated August 11, 2010, to that certain Loan and Security Agreement dated as of September 11, 2009, by and among the Company, Wells Fargo Preferred Capital, Inc., as agent for lenders, and the financial institutions a party thereto as lenders (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended June 30, 2010, filed with the SEC on August 12, 2010, File No. 002-27985).

(d)

Director Compensation Summary Term Sheet ** (incorporated by reference to Exhibit 10(d) to the Company’s annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 30, 2010, File No. 002-27985).

(e)

Form of the Company’s 2011 Executive Bonus Plan ** (incorporated by reference to Exhibit 10(e) to the registrant’s annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 30, 2011, File No. 002-27985).

11.

Computation of Per Share Earnings (can be determined from the consolidated statements of income contained in the registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 and annual report on Form 10-K for the fiscal year ended December 31, 2010, each of which is incorporated herein by reference, File No. 002-27985).

12.	Calculation of Ratio of Earnings to Fixed Charges. *

21.

Subsidiaries of the registrant (incorporated by reference to Exhibit 21 to the registrant’s annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 30, 2011, File No. 002-27985).

23.	(a)	Consent of Independent Registered Public Accounting Firm.
	(b)	Consent of Counsel (included in Exhibit 5).*

24.	Power of attorney.*

25.	Form T-1 as to the eligibility and qualification of U.S. Bank National Association, Trustee, under the Indenture between the registrant and U.S. Bank National Association.

*   Previously filed.

**  Management contract or compensatory plan or arrangement.

Item 17.

Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
	i.	If the registrant is relying on Rule 430B (§ 230.430B of this chapter):
A.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toccoa, State of Georgia, on the 30 day of June, 2011.

1st FRANKLIN FINANCIAL CORPORATION

/s/ Ben F. Cheek, III

Ben F. Cheek, III

Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Ben F. Cheek, III Ben F. Cheek III	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 30, 2011
/s/ Ben F. Cheek Ben F. Cheek IV	Vice Chairman	June 30, 2011
/s/ Virginia C. Herring Virginia C. Herring	President	June 30, 2011
/s/ A. Roger Guimond A. Roger Guimond	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer); Director	June 30, 2011
/s/ * John G. Sample, Jr.	Director
/s/ * Dean Scarborough	Director
/s/ * Robert E. Thompson	Director
/s/ * Keith Watson	Director

*By: /s/ Ben F. Cheek, III Ben F. Cheek III, Attorney in Fact	June 30, 2011

EXHIBIT INDEX

Exhibit No.	Description
4(a)	Indenture by and between the Company and U.S. Bank National Association, dated as of April 3, 2008
4(b)	Form of Senior Demand Note
4(c)	Form of Overdraft Protection Agreement, Security Agreement and Assignment
4(d)	Form of Senior Demand Note Check Redemption Agreement
4(e)	Form of Check
5

Opinion of Counsel Regarding Legality (included as Exhibit 5 to the initial filing of this registration statement on Form S-1, File No. 333-173685, filed with the Securities and Exchange Commission on April 22, 2011)

23.	Consent of Independent Registered Public Accounting Firm